Exhibit (G)(2)
State Street Bank and Trust Company
1200 Crown Colony Drive
Crown Colony Office Park
Quincy, MA 02169
Attention: Matthew H. Malkasian, Vice President

Re:	New Series of Shares
Ladies and Gentlemen:
Please be advised that Calamos Investment Trust (the “Fund”) has established one new series of shares to be known as Calamos Discovery Growth Fund (the “New Series”).
In accordance with Section 19.6 (Additional Portfolios) of the Master Custodian Agreement dated as of September 11, 2009 (the “Agreement”) between each management investment company identified on Appendix A thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the aforementioned New Series under the terms of the Agreement.
Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

Calamos Investment Trust

		By:	/s/ Nimish S. Bhatt

		Name:	Nimish S. Bhatt
		Title:	Vice President, Chief Financial Officer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph C. Antonellis

Name:	Joseph C. Antonellis
Title:	Vice Chairman

Effective Date: